July 23, 2020

BY EDGAR

Division of Corporate Finance
Office of Trade & Services

U.S. Securities and Exchange Commission

100 F Street, N.E.
Washington, DC 20549

Attn:	Patrick Kuhn

Doug Jones

Re:	Sea Limited

Form 20-F for the Fiscal Year Ended December 31, 2019

Filed April 14, 2020

File No. 001-38237

Form 6-K Furnished May 18, 2020

File No. 001-38237

Dear Messrs. Kuhn and Jones:

Sea Limited (the “Company”) confirms that it has received the letter dated July 9, 2020 (the “Comment Letter”) from the staff (the “Staff”) of the Securities and Exchange Commission with respect to the above-referenced Form 20-F and Form 6-K. The Company respectfully requests a ten business day extension and expects to respond to the comments in the Comment Letter on or before August 6, 2020.

Please contact Dwight S. Yoo at (212) 735-2573 or Dwight.Yoo@skadden.com if the Staff has any questions or requires additional information.

Very truly yours,

/s/ Forrest Xiaodong Li

cc:	Yanjun Wang, Sea Limited

Dwight S. Yoo, Skadden, Arps, Slate, Meagher & Flom LLP